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                                                                    EXHIBIT 10.1





                              EMPLOYMENT AGREEMENT

                    AMENDED AND RESTATED AS OF JULY 15, 2002

         THIS AGREEMENT, originally dated as of January 19, 2000 and originally effective as of June 16, 2000, first amended and restated effective as of January 26, 2001, and amended and restated hereunder effective July 15, 2002 (the "Effective Date") is made by and between Dayton Superior Corporation, an Ohio corporation (the "Company"), and John A. Ciccarelli (the "Executive").

                                    RECITALS:

         WHEREAS, the Company and the Executive previously entered into this Agreement as of January 19, 2000, originally effective as of June 16, 2000 and first amended and restated as of January 26, 2001; and

         WHEREAS, pursuant to Section 18 of this Agreement, the Company and the Executive have reserved the right to amend this Agreement by an instrument in writing, signed by both the Executive and the Chairman of the Compensation Committee of the Company's Board of Directors; and

         WHEREAS, the Company and the Executive now consider it desirable to amend this Agreement in certain respects;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto do hereby agree that, effective as of the Effective Date this Agreement is hereby amended and restated in its entirety, as follows:

1.       CERTAIN DEFINITIONS.

         (a) "ANNUAL BASE SALARY" shall have the meaning set forth in Section 4(a).

         (b) "BOARD" shall mean the Board of Directors of the Company.

         (c) The Company shall have "CAUSE" to terminate the Executive's employment and/or service as non-executive Chairman hereunder upon the
Executive's:

             (i) willful or gross misconduct or material failure in the performance of his duties and responsibilities hereunder, other than any such failure resulting from the Executive's Disability, which misconduct or failure continues beyond 14 days after the company notifies the Executive, in writing, of the Company's finding of such misconduct or failure; or

             (ii) conviction of or plea of guilty or nolo contendre to, a felony, or a crime involving moral turpitude; or



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             (iii) fraud or personal dishonesty involving the Company's assets.

         (d) "CHANGE IN CONTROL" shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a Principal Stockholder or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after such acquisition.

         (e) "COMMON STOCK" shall mean the common shares of the Company, without par value.

         (f) "COMPANY" shall have the meaning set forth in the preamble hereto.

         (g) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time and shall initially include William Hopkins, as Chairman, Stephen Berger, Douglas Rotatori and Joshua Cascade.

         (h) "DATE OF TERMINATION" shall mean (i) if the Executive's employment is terminated by reason of his death, the date of his death, and (ii) if the Executive's employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.

         (i) "DISABILITY" shall mean the inability of the Executive to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.

         (j) "EBITDA" with respect to any period of determination shall mean the sum of the following (without duplication): (i) consolidated net income (or loss) of the Company and, if applicable, its subsidiaries for such period (exclusive of the effect of extraordinary items), as determined by the Company's independent certified public accountants in accordance with generally accepted accounting principles consistently applied, as such principles are in effect at the date hereof, plus (ii) amounts deducted from net revenues in determining such net income (or loss) on account of (w) depreciation and amortization, (x) interest expense (net of interest income), (y) all taxes on income and (z) any management or acquisition fee charged to the Company by the Principal Stockholder.

         (k) "EFFECTIVE DATE" shall have the meaning set forth in the recitals hereto.

         (l) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.



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         (m) "EXECUTIVE" shall have the meaning set forth in the preamble hereto.

         (n) "EXERCISABLE OPTIONS" as of any date of determination, shall mean those Options (or portions thereof) held by the Executive that are then vested and exercisable.

         (o) "FAIR MARKET VALUE" shall have the meaning ascribed to such term under the Management Stockholders' Agreement.

         (p) "GOOD REASON" shall mean the occurrence of either (i) a material diminution in the Executive's title, or (ii) a material reduction of the Executive's aggregate cash compensation (including, for the fiscal year ending December 31, 2002, any bonus opportunities), benefits and perquisites, in either case without his prior written consent and following written notice from the Executive to the Company and a reasonable opportunity to cure.

         (q) "MANAGEMENT STOCKHOLDERS' AGREEMENT" shall mean that certain Management Stockholders' Agreement to be entered into by and among the Company, Odyssey Investment Partners Fund, LP, the Executive and the other employee stockholders party thereto, effective as of June 16, 2000, as amended from time to time.

         (r) "NOTICE OF TERMINATION" shall have the meaning set forth in Section 5(b).

         (s) "OPTION AGREEMENTS" shall mean the written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under the Option Plan and agreements governing the terms of "Roll-Over Options" (as defined in the Management Stockholders' Agreement). For purposes of that certain Option Agreement Amended and Restated as of May 13, 2002, as it may be amended from time to time, between the Company and Executive (the "Ciccarelli Option Agreement"), upon the Effective Date (i) the Executive shall be deemed to commence the "Non-Executive Term" and his service as "Non-Executive Chairman" and (ii) any provisions of the Ciccarelli Option Agreement that require the Executive to remain employed as Chief Executive Officer through June 16, 2003 shall be deemed satisfied notwithstanding that the Executive shall not have remained employed as Chief Executive Officer of the Company through June 16, 2003.

         (t) "OPTION PLAN" shall mean the 2000 Stock Option Plan of Dayton Superior Corporation, as amended from time to time.

         (u) "OPTIONS" as of any date of determination shall mean options held by the Executive as of such date to purchase Common Stock of the Company.

         (v) "PRINCIPAL STOCKHOLDER" shall mean Odyssey Investment Partners Fund, LP and any of its Permitted Assignees (as such term is defined in the Management Stockholders' Agreement).

         (w) "PROHIBITED COMPETITION" shall have the meaning set forth in
Section 8(b).

         (x) "TERM" shall have the meaning set forth in Section 2.



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2.       EMPLOYMENT.

         The Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in this
Section 2, in the position set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the "Term") shall begin on the Effective Date and end on the earlier of (a) the Date of Termination and (b) December 31, 2004.

3.       POSITION AND DUTIES.

         (a) During the Term, the Executive shall serve as the Chairman of the Board, with such customary responsibilities, duties and authority commensurate with such position including, without limitation, the attendance at all duly convened meetings of the Board or of any Committee of the Board of which the Executive is a member.

         (b) During the Term, the Board shall propose the Executive for re-election to the Board and the Principal Stockholders shall vote all of their shares of Common Stock in favor of such re-election.

4.       COMPENSATION AND RELATED MATTERS.

         (a) ANNUAL BASE SALARY. During the Term, the Executive shall receive a base salary at the rate of $390,000 per annum (the "Annual Base Salary"), payable in accordance with the Company's normal payroll practices.

         (b) BONUS. During the Term, for the fiscal year ending December 31, 2002, the Executive shall be eligible to participate in the Company's annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company's executive bonus policy in effect as of the Effective Date. The Executive shall not be eligible to receive any cash bonus for any fiscal year ending after January 1, 2003.

         (c) LONG TERM INCENTIVE COMPENSATION. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto.

         (d) BENEFITS. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof.

         (e) EXPENSES. During the Term, pursuant to the Company's customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company's behalf in the performance of the Executive's duties hereunder.

         (f) AUTOMOBILE. During the Term, the Company shall provide the Executive with an annual automobile allowance at a rate not less than that in effect as of the Effective Date.


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         (g) CLUB MEMBERSHIP. During the Term, the Company shall pay on behalf of the Executive, or reimburse the Executive for, annual membership fees payable in connection with the Executive's membership in two country, alumni, or social clubs of the Executive's choice.

         (h) TAX AND FINANCIAL PLANNING ASSISTANCE. During the Term, the Company shall, upon submission of proper documentation, pay on behalf of the Executive, or reimburse the Executive for, reasonable expenses incurred for professional assistance in planning and preparing his tax returns and managing his financial affairs, consistent with the Company's practices as in effect on the date of execution of this Agreement.

         (i) LOAN TO PURCHASE SHARES OF COMMON STOCK. In the event that during the Term the Executive elects to purchase shares of Common Stock pursuant to the Management Stockholders' Agreement, the Company shall, or shall cause one of its affiliates to, lend to the Executive up to $500,000 in the aggregate (or such greater amount as determined by the Compensation Committee in its discretion) as payment for such shares pursuant to the terms of a secured, recourse promissory note or notes bearing interest of the lowest rate specified pursuant to Section 1274 of the Internal Revenue Code so as to avoid imputed interest, and the parties shall enter into security agreement(s) under which the Executive shall pledge such shares to the Company (or affiliate thereof, as applicable) as security for repayment of such loan(s). Any interest due on such loan shall be converted into principal and shall not be payable currently as it is accrued, but rather shall be payable when the underlying shares are sold. Any such note and security agreement shall have terms consistent with the forgoing and shall be in a form acceptable to the Company's (or its affiliate's) lenders under the terms of the Financing Documents (as such term is defined in the Management Stockholders' Agreement).

         (j) RIGHT OF THE EXECUTIVE TO SELL COMMON STOCK TO THE COMPANY.

             (i) For purposes of the Management Stockholders' Agreement, (A) the date on which the Executive ceases to serve as Chairman of the Board for any reason shall be deemed to be the date of his termination of employment for purposes of the Management Stockholders' Agreement, and
         (B) notwithstanding anything to the contrary in the Management Stockholders' Agreement, (I) unless he is removed from such position for Cause, or resigns from such position without Good Reason for purposes of the Management Stockholders' Agreement, the Executive shall be deemed to have terminated employment by reason of "Retirement" and
         (II) if he shall have been removed from such position for Cause, or resigns from such position without Good Reason for purposes of the Management Stockholders' Agreement, the Executive shall be deemed to have terminated employment by reason of termination by the Company for Cause.

             (ii) During the period beginning on the Effective Date and ending on earlier of (A) the fifth anniversary of the Effective Date and (B) the date the Executive's employment hereunder is terminated for Cause or due to the Executive's resignation without Good Reason, (the "Put Period"), the Executive (or his beneficiary in the event of his death) shall have the right (the "Executive Put") to sell to the Company, and the Company shall have the obligation to purchase from the Executive, at the Fair Market Value per share, that number of shares of Common Stock not to exceed in the aggregate



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         80% of the sum of (A) the number of shares of Common Stock held by the
         Executive as of either (X) June 16, 2003 or (Y) if the Executive Put is exercised prior to June 16, 2003, the date the Executive Put is exercised and (B) the number of shares of Common Stock that could be acquired by the Executive upon the exercise of Exercisable Options as of such date (the "Aggregate Stock"), in accordance with the provisions of this Section 4(j)(ii). The Executive shall have the right to exercise the Executive Put at any time during the Put Period as of which EBITDA for the four consecutive fiscal quarters immediately preceding the Executive Put equals or exceeds $83.6 million (subject to adjustment pursuant to Section 4(j)(iii) below); PROVIDED, HOWEVER, that (x) the Executive may not exercise the Executive Put within six months following a prior exercise of the Executive Put; (y) the Executive Put may not be exercised for less than 10% of the Aggregate Stock and (z) the Executive Put may only be exercised with respect to shares which the Executive has held for at least six months. If the Executive desires to exercise the Executive Put pursuant to this
         Section 4(j)(ii), he shall notify the Company in writing, specifying the number of shares to be sold pursuant to the exercise of the Executive Put hereunder. Subject to the Management Stockholders' Agreement, payment for shares of Common Stock sold by the Executive pursuant to this Section 4(j)(ii) shall be made on or prior to the date 60 days (or the first business day thereafter if the 60th day is not a business day) following the date of the receipt by the Company of the Executive's notice described herein; PROVIDED, HOWEVER, that if such payment is being made on or after the first day of the seventh month of any fiscal year, then such payment shall be made on or prior to the date that is 60 days (or the first business day thereafter if the 60th day is not a business day) following the date of the determination of Fair Market Value in a manner consistent with the provisions of the Management Stockholders' Agreement.

             (iii) In the event that, after the Effective Date, the Compensation Committee determines, in its sole discretion, that any acquisition or any divestiture of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Executive Put, then the Compensation Committee shall adjust the EBITDA target set forth in Section (j)(ii) to reflect the projected effect of such transaction(s) or event(s) on such target. Without limiting the generality of the foregoing, in the event the Company acquires any business: (a) with respect to such acquired business, EBITDA with respect to the fiscal year in which such acquisition occurs shall be calculated pro-rata from the date of such acquisition, and (b) in the event the Compensation Committee determines that an adjustment to the target set forth in Section (j)(ii) is appropriate, such adjustment shall be made from the date of such acquisition and shall be made pro rata with respect to the fiscal year in which such acquisition occurs.


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             (iv) If the Executive holds Exercisable Options as of the date he notifies the Company of the exercise of the Executive Put pursuant to
         Section 4(j)(ii) and together with such notice notifies the Company that he desires to exercise a specified portion of such Exercisable Options (the "Specified Options"), the Company shall, or shall cause an affiliate of the Company to, lend to the Executive within 30 days after the Company's receipt of such notice from the Executive an amount equal to the aggregate exercise price payable with respect to the Specified Options and the aggregate federal, state and local income tax liability, including any alternative minimum tax obligations, that will actually be incurred by the Executive as a result of his exercise of the Specified Options in accordance with such notice. Any such loan pursuant to this Section 4(j)(iv) shall be pursuant to the terms of a secured, recourse promissory note or notes which (i) shall be payable in full no later than the earliest of (A) the date on which the Executive receives any payment from the Company for the repurchase of the shares acquired upon exercise of the Specified Options, (B) the date on which the Executive transfers any such shares and (C) the first date following the expiration of the Put Period, (ii) shall bear interest at the applicable federal mid-term rate determined pursuant to
         Section 1274(d) of the Internal Revenue Code of 1986, as amended, (iii) shall provide that any interest due on such loan shall be converted into principal and shall not be payable currently as it is accrued, but rather shall be payable when the principal amount is due and (iv) shall be in a form acceptable to the Company's (or its affiliate's) lenders under the terms of the Financing Documents. The parties hereto agree that to the extent any of the foregoing provisions of this Section 4(j)(iv) result in adverse accounting consequences to the Company, such provisions shall be modified in a manner mutually acceptable to the parties hereto.

             (v) VOTING AGREEMENT AND IRREVOCABLE PROXY.

                 (A) IRREVOCABLE PROXY. The Executive hereby grants to the
             Principal Stockholder the Executive's proxy, and appoints the Principal Stockholder as the Executive's attorney-in-fact (with full power of substitution), to vote or act by written consent with respect to the Common Stock now or hereafter owned by the Executive in connection with any and all matters, including, without limitation, matters set forth hereunder as to which any vote or actions may be requested or required. This proxy is coupled with an interest and shall be irrevocable, and the Executive will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and, effective as of the Effective Date, hereby revokes any proxy previously granted by him with respect to his Common Stock.

                 (B) REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The
             Executive hereby severally and not jointly represents and warrants to the Principal Stockholder that:

                     (1) DUE AUTHORIZATION. All corporate, partnership or trust action, if applicable, on the part of the Executive necessary for the authorization, execution and delivery of this Agreement has been taken


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                 and this Agreement constitutes the valid and legally binding obligation of the Executive enforceable against the Executive in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights, and rules of law governing specific performance.

                     (2) OWNERSHIP OF SECURITIES. Upon exercise of any Options
                 held by the Executive, the Executive will be the record and beneficial owner of the shares of Common Stock subject thereto. The Executive has or will have sole voting power and sole power to issue instructions with respect to the voting of all shares of Common Stock issued upon exercise of Options or otherwise acquired or held by the Executive, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the shares of Common Stock issued upon exercise of Options or otherwise acquired or held by the Executive, except as limited hereby.

                 (C) COVENANTS OF THE EXECUTIVE. The Executive hereby covenants severally and not jointly to not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Executive from performing his obligations under this
             Section 4(j).

                 (D) SPECIFIC PERFORMANCE. The Executive hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Section 4(j) and agrees that the obligations of the Executive shall be specifically enforceable and the Principal Stockholder shall be entitled to injunctive or other equitable relief upon such a breach by the Executive. This provision is without prejudice to any other rights that the Principal Stockholder may have against the Executive for any failure to perform the Executive's obligations under this Agreement or otherwise.

                 (E) EFFECTIVE TIME. The proxy and power of attorney granted pursuant to Section (A) hereof by the Executive with respect to each share of Common Stock shall become effective upon the Effective Date and shall terminate upon the expiration of the Put Period.

         (k) COMPANY'S RIGHTS TO PURCHASE COMMON STOCK AND CANCEL OPTIONS.

         The Company's rights to purchase the Executive's Common Stock and cancel the Executive's Options, as set forth in the Management Stockholders' Agreement, shall be modified as follows with respect to the Executive:

             (i) The Company's rights set forth in Section 3.1 of the Management Stockholders' Agreement may not be exercised during the Put Period;


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             (ii) The Company's rights set forth in Section 3.1 of the
         Management Stockholders' Agreement may be exercised during the period beginning on the first day following the last day of the Put Period and ending on the first day following the fifth anniversary of the last day of the Put Period; and

             (iii) Except as explicitly set forth in (i ) or (ii) above, the Company's rights with respect to purchases of the Executive's Common Stock and cancellation of the Executive's Options shall continue to apply as set forth in the Management Stockholders' Agreement.

5.       TERMINATION.

         (a) The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):

             (i) DEATH. The Executive's employment hereunder shall terminate upon his death.

             (ii) DISABILITY. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such Notice of Termination by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties.

             (iii) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause.

             (iv) RESIGNATION FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason.

             (v) TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment hereunder without Cause.

             (vi) RESIGNATION WITHOUT GOOD REASON. The Executive may resign his employment hereunder without Good Reason. For purposes of this Agreement, the Executive's retirement from service with the Company prior to December 31, 2004 shall be deemed to be a "Resignation without Good Reason" hereunder.

         (b) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination (a "Notice of Termination"). For purposes of this Agreement, the "Date of Termination" shall be


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(i) with respect to any termination by reason of the Executive's Disability, 30 days following the receipt of the notice described in Section 5(a)(ii); (ii) with respect to the Executive's termination for Cause, the date of the Notice of Termination, and (iii) with respect to the Executive's termination of employment for any other reason, at least 30 days following the date of the Notice of Termination. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6.       SEVERANCE PAYMENTS.

         (a) TERMINATION FOR ANY REASON. In the event the Executive's employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive. The Executive shall also be entitled to accrued, vested benefits under the Company's benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.

         (b) TERMINATION WITHOUT CAUSE, RESIGNATION FOR GOOD REASON OR TERMINATION BY REASON OF DEATH OR DISABILITY. In the event of the Executive's Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of Death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a), and, subject to (A) the Executive's compliance with Sections 8 and 9 hereof and (B) the execution of a general waiver and release of claims agreement effective as of the Date of Termination in the Company's customary form:

             (i) Pay to the Executive (or his beneficiary in the event of his death), for the period beginning on the Date of Termination and ending on December 31, 2004, in accordance with its regular payroll practice, his Annual Base Salary as in effect on the Date of Termination;

             (ii) If the Date of Termination occurs during the fiscal year ending December 31, 2002, pay to the Executive (or his beneficiary in the event of his death) a bonus based on the Company's executive annual bonus plan as in effect at that time, which bonus calculation shall give the Executive credit for service through the end of December 31, 2002;

             (iii) For the period beginning of the Date of Termination and ending on (A) December 31, 2004, (with respect to the Executive) and
         (B) June 30, 2007 (with respect to Mr. Ciccarelli's spouse on the Effective Date ("Mary Ciccarelli"), provide coverage to the Executive and Mary Ciccarelli under medical and dental plans and programs substantially similar to those Company plans and programs in which the Executive and Mary Ciccarelli were entitled to participate immediately prior to the Date of Termination (or, if the Company amends, replaces or terminates any such plan or program following such Date of Termination, the Company medical and dental plans provided to employees


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

         similarly situated to Executive), as if the Executive were an active employee during such time, subject to standard employee contributions by the Executive as are required under such plans, and further subject to the Executive's election of "COBRA" continuation coverage during such period. All post-employment coverage under such plans shall be co-extensive with COBRA continuation coverage required by federal (and where applicable by state) law, and shall cease if the Executive or Mary Ciccarelli, if applicable, becomes eligible for coverage under another employer's plans; and

             (iv) For the period beginning of the Date of Termination and ending on December 31, 2004, continue the Executive's participation in the plans, programs and perquisites set forth in Sections 4(c) through 4(i) hereof, provided that the Executive's continued participation in the Company's medical and dental plans shall be subject to Section (iii) above.

7.       OTHER TERMINATION PROVISIONS.

         (a) Notwithstanding any provision of this Agreement or the Management Stockholders' Agreement to the contrary, in the event that as a consequence of a termination of the Executive's employment for any reason, the Executive is compelled to exercise any Options in order to prevent such Options from expiring in accordance with their terms and the Company is unable to repurchase the Executive's stock at such time, the Company shall either (i) provide the Executive with an interest-free recourse loan equal to the actual aggregate federal, state and local income tax liability (including alternative minimum tax obligations) incurred as a consequence of the Option exercise, which loan shall
(A) be secured by a pledge of the shares acquired upon exercise of such Options,
(B) be payable in full, with respect to each Option (or portion) so exercised, upon the earliest of (I) the tenth anniversary of the date of grant of such Option, (II) five days after the date on which the Executive sells, transfers or otherwise disposes or conveys for consideration the shares acquired upon exercise of such Option, and (III) the date specified in the Management Stockholders' Agreement for the expiration of certain provisions thereof, (ii) permit the Executive to extend the post-termination exercise period of such Options (but not beyond the tenth anniversary of the date of Option grant) until such time as the Company is able to repurchase the underlying shares of Common Stock, or (iii) devise such other method that is reasonably acceptable to the Executive so as to prevent the Executive from incurring tax liability upon Option exercise at a time when he is not able to receive payment from the Company (or a third party) for the shares acquired upon such exercise.

         (b) CERTAIN MATTERS PERTAINING TO OPTIONS.

             (i) Unless the Company terminates the Executive's employment hereunder for Cause or the Executive resigns from his employment hereunder without Good Reason, then, on the earlier of (A) the Executive's Date of Termination or (B) December 31, 2004 (each of the events described in (A) and (B), a "Term Expiration Event"), the Principal Stockholder shall, in its sole discretion, either (x) cause the Company to continue to employ the Executive upon reasonable terms and conditions mutually agreed to by the Executive and the Company, or
         (y) vote all of its shares of Common Stock in favor of the Executive's re-election to the Board (as a non-employee member of the

         Board) and amend the Ciccarelli Option Agreement as necessary or appropriate to provide that any portion of the Executive's Option (or, at the Company's election, a new option effective as of the Term Expiration Event with terms and conditions similar to such Option), which is not then an Exercisable Option, shall be eligible to vest pursuant to the Ciccarelli Option Agreement during the period of the Executive's services as a non-employee member of the Board as if the Executive had remained an employee of the Company during such period, or (z) take such other action as the Principal Stockholder may determine is necessary or appropriate to continue to treat any portion of the Executive's Option (or, at the Company's election, a new option effective as of the Term Expiration Event with terms and conditions similar to such Option), which is not then an Exercisable Option, as being eligible to vest pursuant to the Ciccarelli Option Agreement as if the Executive had remained an employee of the Company following the Term Expiration Event.

             (ii) Without limiting the generality of Section (b)(i) above, the Company's obligations to commence and continue any course of action under this Section 7(b) shall be subject to (A) the Executive's compliance with Sections 8 and 9 hereof and (B) the execution of a general waiver and release of claims agreement effective as of the Term Expiration Event in the Company's customary form.

             (iii) This Section 7(b) shall not be deemed to affect or modify the terms of any Options which are Exercisable Options at the time of the Term Expiration Event including, without limitation, any terms pertaining to expiration thereof.

8.       COMPETITION.

         (a) The Executive shall not engage in any Prohibited Competition (as defined below in Section 8(b)) at any time during the Term and for a period of two years after the later of (1) the last day of the Term and (2) December 31, 2004.

         (b) For purposes of this Agreement, the Executive shall be considered to engage in prohibited competition ("Prohibited Competition") if the Executive shall: directly or indirectly, engage in or own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, or permit his name to be used by or in connection with, any business or organization which produces, designs, conducts research on, provides, sells, leases, distributes or markets accessories, chemicals, forming and related products used in concrete and masonry construction (the "Business") which, directly or indirectly, competes with the Business conducted by Company and its subsidiaries in North America, South America and Europe, it being understood that the foregoing shall not limit the Executive from making passive investments of less than 5% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system.

         (c) In the event any the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

9.       NONDISCLOSURE OF PROPRIETARY INFORMATION.

         (a) Except as required in the faithful performance of the Executive's duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets, and any other information that would be protected under the Uniform Trade Secrets Act in Ohio, of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). The parties hereto agree that "confidential or proprietary information" shall not include information that (i) is a matter of public knowledge (other than by act of the Executive in violation hereof); (ii) was provided to the Executive (without breach of any obligation of confidence owed to the Company) by a third party which is not an affiliate of the Company or (iii) is required to be disclosed by law or judicial or administrative process.

         (b) Upon termination of the Executive's employment with Company for any reason and upon the Company's request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning, without limitation, the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment and/or which contain proprietary information or trade secrets.

         (c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

10.      INJUNCTIVE RELIEF.

         It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 8 and 9 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

11.      SURVIVAL.

         The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

12.      BINDING ON SUCCESSORS.

         This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

13.      GOVERNING LAW.

         This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

14.      VALIDITY.

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.      NOTICES.

         Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

         (a) If to the Company, to:

         Dayton Superior Corporation
         7777 Washington Village Drive, Suite 130
         Dayton, OH  45459
         Attention: Corporate Secretary
         Phone:  (937) 428-6360
         Fax:  (937) 428-9115
with copies to:

         Odyssey Investment Partners Fund, LP
         280 Park Avenue
         West Tower, 38th Floor
         New York, New York 10017
         Attention: William Hopkins
         Phone:  (212) 351-7900
         Fax:  (212) 351-7925

and

         Latham & Watkins
         885 Third Avenue
         New York, New York 10022
         Attention: Bradd L. Williamson, Esq.
         Phone:  (212) 906-1200
         Fax:  (212) 751-4864

         (b) If to the Executive, to him at the address set forth below under his signature, with a copy to:

         Squire, Sanders & Dempsey L.L.P.
         4900 Key Tower
         127 Public Square
         Cleveland, OH 44144-1304
         Attention:  Mary Ann Jorgenson
         Phone:  (216) 479-8654
         Fax:  (216) 479-8776

or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 15.

16.      COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

17.      ENTIRE AGREEMENT.

         The terms of this Agreement, together with the Management Stockholders' Agreement, the Option Plan and the Option Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. Notwithstanding any of the foregoing to the contrary, in the event of a conflict between the terms of this Agreement and the Management Stockholders' Agreement, the terms of this Agreement shall govern.

18.      AMENDMENTS; WAIVERS.

         This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Compensation Committee. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; PROVIDED, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

19.      NO INCONSISTENT ACTIONS.

         The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

20.      ARBITRATION.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; PROVIDED, HOWEVER, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond; and PROVIDED FURTHER, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

21.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

         During the Term and so long as the Executive has not breached any of his obligations set forth in Sections 8 and 9, the Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers ("Directors and Officers Insurance") against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement, as amended and restated, as of the Effective Date.

         DAYTON SUPERIOR CORPORATION



         By:/s/Alan F. McIlroy
            -----------------------------------------------------------
              Name:  Alan F. McIlroy
              Title:  Vice President and Chief Financial Officer

         EXECUTIVE


         /s/ John A. Ciccarelli
         --------------------------------------------------------------
         John A. Ciccarelli
         2626 Indian Wells Trail
         --------------------------------------------------------------
         Xenia, OH 45385
         --------------------------------------------------------------

              Address


         Upon the Effective Date, accepted and agreed to for purposes of Section 3(b)

         ODYSSEY INVESTMENT PARTNERS FUND, LP


         By:      ODYSSEY CAPITAL PARTNERS, LLC,
                  its general partner


         By:/s/ William F. Hopkins
            -----------------------------------------
         Name:  William F. Hopkins
         Title:   Managing Principal

         Date: July 30, 2002
               --------------------------------------